Exhibit 23.7

FEARNLEYS A/S

P.O. Box 1158 Sentrum

N-0107 Oslo

Norway

Telephone: +47 22 93 60 00

Telefax: +47 22 93 61 50

                    November 23, 2011

Seven Seas Cruises S. DE R.L.

8300 NW 33rd Street, Suite 100

Miami, FL 33122

Ladies and Gentlemen:

We hereby consent to the use of the name Fearnleys AS, to references to Fearnleys, AS, and to the inclusion of information taken from our “Certificate of Valuation” as of February 16, 2011 under the headings “Market and Industry Data and Forecasts”, “Prospectus Summary”, and “Business” in the Registration Statement on Form S-4 of Seven Seas Cruises S. DE R.L. We further consent to the reference to the name Fearnleys AS in the “Experts” section of the Registration Statement on Form S-4.

Very truly yours,

/s/ Marius Hermansen FEARNLEYS AS